Exhibit 10.1

CREDIT AGREEMENT

Dated as of December 27, 2006

by and among

PUBLIC STORAGE, INC.,

                                                         as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

                                                      as Lender

THIS CREDIT AGREEMENT dated as of December 27, 2006, by and between PUBLIC STORAGE, INC., a corporation organized under the laws of the State of California (the “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“the lender”).

WHEREAS, the Borrower has requested that the Lender make a term loan to the Borrower in a principal amount of $300,000,000;

WHEREAS, the Lender is willing to make such loan to the Borrower on and subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.

“Affiliate” has the meaning that term in the Existing Credit Agreement.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means (a) with respect to LIBOR Loans, three-tenths of one percent (0.30%) and (b) with respect to Base Rate Loans, zero percent (0.0%).

“Assignee” has the meaning given that term in Section 9.5.(d).

“Base Rate” means the greater of (a) the rate of interest per annum publicly announced from time to time by the Lender at its principal office in San Francisco, California as its “prime rate” (which rate of interest may not be the lowest rate charged by the Lender) and (b) the Federal Funds Rate plus one-half of one percent (0.5%). Each change in the Base Rate shall become effective without prior notice to the Borrower automatically as of the opening of business on the date of such change in the Base Rate.

“Base Rate Loan” means any portion of the Loan bearing interest at a rate based on the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in San Francisco, California are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Commitment” means the Lender’s obligation to make the Loan pursuant to Section 2.1. in an amount up to, but not exceeding, the amount set forth for the Lender on its signature page hereto as the Lender’s “Commitment Amount”.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.7.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a portion of the Loan from one Type into another Type pursuant to Section 2.8.

“Credit Event” means any of the following: (a) the making of the Loan, (b) the Conversion of a portion of Loan, or (c) the Continuation of a LIBOR Loan.

“Default” means any of the events specified in Section 8.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1.(a) shall have been fulfilled or waived in writing by the Lender.

“Event of Default” means any of the events specified in Section 8.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Existing Credit Agreement” means that certain Credit Agreement dated as of November 1, 2001, by and among the Borrower, the financial institutions party thereto as “Lenders”, Wells Fargo Bank, National Association, as Agent, and the other parties thereto.

“Existing Credit Agreement Covenants” means all of the covenants set forth in Article VIII (excluding Sections 8.8 and 8.14) through Article X (excluding Section 10.3) of the Existing Credit Agreement.

“Existing Credit Agreement Event of Default” means any event or condition set forth in Section 11.1 of the Existing Credit Agreement.

“Existing Credit Agreement Representations” means the representations and warranties set forth in Section 7.1 (excluding subsections (a), (c), (d), (k), (l), (n), and (u)) of the Existing Credit Agreement.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Lender by federal funds dealers selected by the Lender on such day on such transaction as determined by the Lender.

“Fees” means any fees payable by the Borrower hereunder or under any other Loan Document.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor”.

“Guaranty” means the Guaranty to which the Guarantors are parties substantially in the form of Exhibit A.

“Indebtedness” has the meaning given that term in the Existing Credit Agreement.

“Interest Period” means, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as the Borrower may select in the Notice of Borrowing, a Notice of

Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) no Interest Period shall have a duration of less than one month and, if the Interest Period would otherwise be a shorter period, such Loan shall not be available hereunder for such period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Lender” means Wells Fargo Bank, National Association and its successors and assigns.

“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the average rate of interest per annum (rounded upwards, if necessary, to the next highest 1/100th of 1%) at which deposits in immediately available funds in Dollars are offered to the Lender (at approximately 9:00 a.m., two Business Days prior to the first day of such Interest Period) by first class banks in the interbank Eurodollar market where the Eurodollar operations of the Lender are customarily conducted, for delivery on the first day of such Interest Period, such deposits being for a period of time equal or comparable to such Interest Period and in an amount equal to or comparable to the principal amount of the LIBOR Loan to which such Interest Period relates. Each determination of LIBOR by the Lender shall, in absence of demonstrable error, be conclusive and binding.

“LIBOR Loan” means any portion of the Loan bearing interest at a rate based on LIBOR.

“Loan” means the Loan made by the Lender to the Borrower pursuant to Section 2.1.

“Loan Document” means this Agreement, the Note, and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means each of the Borrower, each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations. Schedule 1.1. sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan

Documents or (e) the timely payment of the principal of or interest on the Loan or other amounts payable in connection therewith.

“New Guarantor” has the meaning given that term in Section 7.4.

“Note” has the meaning given that term in Section 2.9.

“Notice of Borrowing” means a notice in the form of Exhibit B to be delivered to the Lender pursuant to Section 2.1. evidencing the Borrower’s request for the borrowing of the Loan.

“Notice of Continuation” means a notice in the form of Exhibit C to be delivered to the Lender pursuant to Section 2.7. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit D to be delivered to the Lender pursuant to Section 2.8. evidencing the Borrower’s request for the Conversion of a portion of the Loan from one Type into another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on the Loan; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Participant” has the meaning given that term in Section 9.5.(c).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Post-Default Rate” means, in respect of any principal of the Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to five percent (5.0%) plus the Base Rate as in effect from time to time.

“Regulatory Change” means, with respect to the Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including the Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by the Lender with any request or directive regarding capital adequacy.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxes” has the meaning given that term in Section 3.6.

“Termination Date” means April 1, 2007.

“Type” with respect to a portion of the Loan, refers to whether such portion is a LIBOR Loan or a Base Rate Loan.

Section 1.2. General; References to San Francisco Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to San Francisco, California time.

ARTICLE II. CREDIT FACILITY

Section 2.1. Loan.

Subject to the terms and conditions hereof, on the Effective Date the Lender agrees to make a loan to the Borrower in the principal amount equal to the amount requested by the Borrower in the Notice of Borrowing, which amount may not exceed the amount of the Lender’s Commitment. Subject to the satisfaction of the conditions set forth in Article V., the Lender will make the proceeds of the Loan available to the Borrower no later than 10:00 a.m. on the Effective Date, and in the manner specified by the Borrower in the Notice of Borrowing. The Borrower may not reborrow any portion of the Loan once repaid.

Section 2.2. Rates and Payment of Interest on Loan.

(a) Rates. The Borrower promises to pay to the Lender interest on the unpaid principal amount of the Loan for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) with respect to any portion of the Loan that is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and

(ii) with respect to any portion of the Loan that is a LIBOR Loan, at LIBOR for such portion of the Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Lender interest at the Post-Default Rate on the outstanding principal amount of the Loan and on any other amount payable by the Borrower hereunder or under the Note (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. All accrued and unpaid interest on the Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each month, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor and, (iii) on the Termination Date and (iv) on any date on which the principal balance of the Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Lender of an interest rate hereunder shall be conclusive and binding on the Borrower for all purposes, absent manifest error.

Section 2.3. Number of Interest Periods.

There may be no more than 6 different Interest Periods collectively with respect to LIBOR Loans outstanding at the same time.

Section 2.4. Repayment of Loan.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loan on the Termination Date.

Section 2.5. Prepayments.

The Borrower may prepay the Loan, in whole or part, at any time without premium or penalty.

Section 2.6. Late Charges.

If the Borrower fails to pay any interest payable under this Agreement on or prior to the expiration of 10 days after such interest first becomes due and payable, the Borrower shall pay to the Lender a late charge equal to four percent (4.0%) of the amount of such unpaid interest payment. The Borrower acknowledges and agrees that an accurate determination of the Lender’s damages as a result of the Borrower’s failure to pay interest as and when due hereunder is not reasonably practicable, and the late charge provided for herein is a reasonable estimate of the amount of additional cost and the value of the loss of use of funds that will be suffered by the Lender if an interest payment is not paid when due.

Section 2.7. Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Lender a Notice of Continuation not later than 10:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding failure of the Borrower to comply with Section 2.7.

Section 2.8. Conversion.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Lender, Convert all or a portion of a Loan of one Type into a Loan of another Type. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of

Conversion shall be given not later than 10:00 a.m. one Business Day prior to the date of any proposed Conversion into Base Rate Loans and three Business Days prior to the date of any proposed Conversion into LIBOR Loans. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of the Loan to be Converted, (d) the Type of Loan such portion is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such portion. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.9. Note.

The Loan shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit E (the “Note”), payable to the order of the Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1. Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender, not later than 11:00 a.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each payment under this Agreement or the Note, specify to the Lender the amounts payable by the Borrower hereunder to which such payment is to be applied. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2. Minimum Amounts.

(a) Borrowings. Each Base Rate Loan shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $500,000 in excess thereof. Each borrowing of and Continuation of, and each Conversion of Base Rate Loans into, LIBOR Loans shall be in an aggregate minimum amount of $5,000,000.

(b) Prepayments. Each voluntary prepayment of the Loan shall be in an aggregate minimum amount of $5,000,000, or if less, the entire outstanding balance of the Loan then outstanding.

Section 3.3. Computations.

Unless otherwise expressly set forth herein, any accrued interest on the Loan or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.4. Usury.

In no event shall the amount of interest due or payable on the Loan or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by the Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in subsections Section 2.2.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Lender to third parties or for damages incurred by the Lender, are charges made to compensate the Lender for costs or losses performed or incurred, and to be performed or incurred, by the Lender in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.5. Statement of Account.

The Lender will account to the Borrower monthly with a statement of the Loan, accrued interest, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Lender shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Lender to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.6. Taxes.

(a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loan and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by the Lender’s assets, net income, receipts or branch profits and (iv) any taxes arising after the Agreement Date solely as a result of or attributable to the Lender changing its designated Lending Office after the Agreement Date (such non-excluded items being collectively called

“Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such Governmental Authority; and

(iii) pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount that the Lender would have received had no such withholding or deduction been required.

(b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

(c) Tax Forms. Prior to the date that any Participant or Assignee organized under the laws of a jurisdiction outside the United States of America purchases a Participation or becomes a party hereto, such Person shall deliver to the Borrower and the Lender such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Participant or Assignee establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. Each such Participant or Assignee shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof as may be reasonably requested by the Borrower or the Lender. The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to any Participant or Assignee that is organized under the laws of a jurisdiction outside of the United States of America if it fails to comply with the requirements of this subsection.

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1. Additional Costs; Capital Adequacy.

(a) Additional Costs. The Borrower shall promptly pay to the Lender from time to time such amounts as the Lender may reasonably determine to be necessary to compensate the Lender for any costs incurred by the Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by the Lender under this Agreement or any of the other Loan

Documents in respect of any of such Loans or such obligation or the maintenance by the Lender of capital in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to the Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitments (other than taxes imposed on or measured by the overall net income of the Lender or of its Lending Office for any of such Loans by the jurisdiction in which the Lender has its principal office or such Lending Office); or (ii) imposes or modifies any reserve, special deposit or similar requirements (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender, or any commitment of the Lender (including, without limitation, the Commitment of the Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of the Lender to a level below that which the Lender could have achieved but for such Regulatory Change (taking into consideration the Lender’s policies with respect to capital adequacy).

(b) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if by reason of any Regulatory Change, the Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if the Lender so elects by notice to the Borrower, the obligation of the Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(c) Notification and Determination of Additional Costs. The Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Lender to give such notice shall not release the Borrower from any of its obligations hereunder. The Lender agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by the Lender for compensation under this Section. Determinations by the Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2. Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a) the Lender reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or

(b) the Lender reasonably determines (which determination shall be conclusive) that LIBOR will not adequately and fairly reflect the cost to the Lender of making or maintaining LIBOR Loans for such Interest Period; or

then the Lender shall give the Borrower prompt notice thereof and, so long as such condition remains in effect, the Lender shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3. Illegality.

Notwithstanding any other provision of this Agreement, if it becomes unlawful for the Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then the Lender shall promptly notify the Borrower thereof and the Lender’s obligation to Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as the Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4. Compensation.

The Borrower shall pay to the Lender upon the request of the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any yield-maintenance loss, cost or expense that the Lender determines is attributable to: (a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or Conversion of a LIBOR Loan, made by the Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow a LIBOR Loan from the Lender on the date for such borrowing, or to Convert a Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation. Upon the Borrower’s request, the Lender shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 4.5. Treatment of Affected Loans.

If the obligation of the Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1. (b), or 4.3., then the Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1. (b) or 4.3., on such earlier date as the Lender may specify to the Borrower) and, unless and until the Lender gives notice as provided below that the circumstances specified in Section 4.1. or 4.3. that gave rise to such Conversion no longer exist:

(a) to the extent that the Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to the Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or Continued by the Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of the Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If the Lender gives notice to the Borrower that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of the Lender’s LIBOR Loans pursuant to this Section no longer exist (which the Lender agrees to do promptly upon such circumstances ceasing to exist), then the Base Rate Loans shall be automatically Converted to LIBOR Loans.

Section 4.6. Change of Lending Office

The Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.6., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to the Lender as determined by the Lender in its sole discretion.

Section 4.7. Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to the Lender under this Article IV. shall be made as though the Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that the Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1. Initial Conditions Precedent.

The obligation of the Lender to make the Loan is subject to the following conditions precedent:

(a) The Lender shall have received each of the following, in form and substance satisfactory to the Lender:

(i) counterparts of this Agreement executed by each of the parties hereto;

(ii) the Note executed by the Borrower;

(iii) the Guaranty executed by each Guarantor (as defined in the Existing Credit Agreement) existing as of the Effective Date;

(iv) an opinion of counsel to the Borrower and the other Loan Parties, addressed to the Lender regarding such matters as the Lender may reasonably request;

(v) the articles of incorporation of the Borrower certified as of a recent date by the Secretary of State of the State of formation of such Person;

(vi) a certificate of good standing (or certificate of similar meaning) with respect to the Borrower issued as of a recent date by the Secretary of State of the State of formation of the Borrower and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower the Notice of Borrowing, Notices of Conversion and Notices of Continuation;

(viii) copies certified by the Secretary or Assistant Secretary of the Borrower (or other individual performing similar functions) of (i) the by-laws of such Person and (ii) all corporate action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party; and

(ix) such other documents and instruments as the Lender, may reasonably request; and

(b) In the good faith judgment of the Lender:

(i) There shall not have occurred or become known to the Lender any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Lender prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii) The Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (1) have a Material Adverse Effect, or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iv) There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 5.2. Additional Conditions Precedent.

The obligation of the Lender to make the Loan is subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Lender prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Representations and Warranties.

In order to induce the Lender to enter into this Agreement and to make the Loan, the Borrower represents and warrants to the Lender as follows:

(a) Organization; Power; Qualification. Each of the Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Authorization of Agreement, Loan Documents and Borrowing. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein may be limited by equitable principles generally.

(c) Compliance of Agreement, Etc. with Laws. The execution, delivery and performance of this Agreement, and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the Borrower’s articles of incorporation or bylaws (including without limitation, Section 2 of Article IV and Section 2(a) of Article VIII of the Borrower’s bylaws), or any resolution adopted by the Borrower’s Board of Directors in connection with the designation of any series of Preferred Stock of the Borrower, or the organizational documents of any other Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, including without limitation, the Existing Credit Agreement; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party.

(d) Financial Statements. The Borrower has furnished to the Lender copies of (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal years ending December 31, 2004 and December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flow for the fiscal years ending on such dates, with the opinion thereon of Ernst & Young LLP, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter ending September 30, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flow of the Borrower and its Subsidiaries for the three fiscal quarter period ending on such date. Such balance sheets and statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements.

(e) No Material Adverse Change. Since December 31, 2005, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Borrower and its Subsidiaries taken as a whole. Each of the Borrower, the other Loan Parties and the other Subsidiaries is Solvent.

(f) Absence of Defaults. None of the Borrower, the other Loan Parties or the other Subsidiaries is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by the Borrower, any other Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, have a Material Adverse Effect.

(g) Accuracy and Completeness of Information. All written information, reports and other papers and data furnished to the Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. No fact is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1.(d) or in such information, reports or other papers or data or otherwise disclosed in writing to the Lender prior to the Effective Date. No document furnished or written statement made to the Lender in connection with the negotiation, preparation or execution of this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower, any other Loan Party or any other Subsidiary or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

(h) OFAC. None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from the Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(i) Existing Credit Agreement Representations. The Existing Credit Agreement Representations are true and correct in all material respects except to the extent that such Existing Credit Agreement Representations expressly relate solely to an earlier date (in which case, such Existing Credit Agreement Representations were true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Existing Credit Agreement or this Agreement.

Section 6.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any other Loan Party or any other Subsidiary to the Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loan.

ARTICLE VII. COVENANTS

For so long as this Agreement is in effect, unless the Lender shall otherwise consent in the manner provided for in Section 9.6., the Borrower shall comply with the following covenants:

Section 7.1. Covenants of Existing Credit Agreement.

The Borrower will perform, comply with and be bound by, for the benefit of the Lender, each of the Borrower’s agreements, covenants and obligations contained in the Existing Credit Agreement Covenants, each of which (together with the related definitions and ancillary provisions) is incorporated herein by reference.

Section 7.2. Use of Proceeds.

The Borrower shall use the proceeds of the Loan together with proceeds from a borrowing of a Revolving Loan under (and as defined in) the Existing Credit Agreement to repay in full the €325,000,000 secured notes issued by Self Storage Securitization B.V. under the terms of a trust deed dated 15 October 2004 and the related funding obligations of Shurgard Self Storage, SCA. The Borrower shall not, and shall not permit any Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock if, in any such case, such use might result in any of the Loans being consider to be “purpose credit” directly or indirectly secured by margin stock within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

Section 7.3. Further Assurances.

At the Borrower’s cost and expense and upon request of the Lender, the Borrower shall duly execute and deliver or cause to be duly executed and delivered, to the Lender such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.4. Guarantors; Release of Guarantors.

(a) Requirement to Become Guarantor. Within 10 Business Days of any Person becoming (or becoming required to become) a “Guarantor” under and as defined in the Existing Credit Agreement (a “New Guarantor”), the Borrower shall deliver to the Lender an Accession Agreement executed by such Person, together with the other items required to be delivered under the subsection (b) below.

(b) Required Deliveries. Each Accession Agreement delivered by a New Guarantor under the immediately preceding subsection (a) shall be accompanied by each of the following in form and substance satisfactory to the Lender:

(i) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of such New Guarantor with respect to each of the officers of such New Guarantor authorized to execute and deliver the Loan Documents to which such New Guarantor is a party; and

(ii) such other documents and instruments as the Lender may reasonably request.

(c) Release of Guarantor. The Borrower may request in writing that the Lender release, and upon receipt of such request the Lender shall release, a Guarantor from it obligations under the Guaranty if, and only if: (i) such Guarantor is no longer required to be a “Guarantor”

under and as defined in the Existing Credit Agreement; and (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release.

Section 7.5. Other Information.

For so long as this Agreement is in effect, the Borrower shall furnish to the Lender:

(a) Defaults. Prompt notice of the occurrence of any Default or Event of Default; and

(b) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Subsidiaries as the Lender may request and which is reasonably available to the Borrower or any such Subsidiary.

ARTICLE VIII. DEFAULT

Section 8.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment. The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) (i) the principal of the Loan or (ii) any interest on the Loan, or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party, and solely in the case of this clause (ii) such failure shall continue for a period of 5 calendar days.

(b) Default in Performance. The Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained (i) in Section 7.5.(a) or (ii) elsewhere in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and solely in the case of this clause (ii) such failure shall continue for a period of 30 calendar days after the earlier of (x) the date upon which the Borrower obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Lender;

(c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, the Borrower or any other Loan Party to the Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made.

(d) Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any other Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(e) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any other Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(f) Revocation of Loan Documents. The Borrower or any other Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document.

(g) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(h) Existing Credit Agreement. An Existing Credit Agreement Event of Default (each Existing Credit Agreement Default being hereby incorporated herein by reference) shall occur.

Section 8.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 8.1. (d) or 8.1.(e), (1) the principal of, and all accrued interest on, the Loan at the time outstanding and (2) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lender under this Agreement, the Note or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower.

(ii) Optional. If any other Event of Default shall exist, the Lender may declare (1A) the principal of, and accrued interest on, the Loan at the time outstanding, and (2) all of the other Obligations, including, but not limited to, the other amounts owed to the Lender under this Agreement, the Note or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower.

(b) Loan Documents. The Lender may exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Lender may exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Lender shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 8.3. Marshaling; Payments Set Aside.

The Lender shall not be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Lender, or the Lender enforces its security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 8.4. Allocation of Proceeds.

If an Event of Default exists and maturity of any of the Obligations has been accelerated, all payments received by the Lender under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a) amounts due to the Lender in respect of expenses due under Section 9.2.

(b) payments of interest on the Loan;

(c) payments of principal of the Loan;

(d) payments of all other amounts due under any of the Loan Documents, if any; and

(e) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 8.5. Performance by Lender.

If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Lender may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Lender, promptly pay any amount reasonably expended by the Lender in such performance or attempted performance to the Lender, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, the Lender shall not have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 8.6. Rights Cumulative.

The rights and remedies of the Lender under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising its respective rights and remedies the Lender may be selective and no failure or delay by the Lender in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE IX. MISCELLANEOUS

Section 9.1. Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to the Borrower:

Public Storage, Inc.

701 Western Avenue

Glendale, California 91201-2349

Attention: John Reyes, Chief Financial Officer

Telecopy Number:        (818) 244-9267

Telephone Number:      (818) 244-8080

If to the Lender:

Wells Fargo Bank, National Association

1000 Lakes Drive, Suite 250

West Covina, California 91790

Attention: Nathan R. Callister

Telecopy Number:        (626) 919-2909

Telephone Number:      (626) 919-6615

or, as to each party at such other address as shall be designated by such party in a written notice to the other party delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Lender under Article II. shall be effective only when actually received. The Lender shall not incur any liability to the Borrower for acting upon any telephonic notice referred to in this Agreement which the Lender believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

Section 9.2. Expenses.

The Borrower agrees (a) to pay or reimburse the Lender for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of, and any amendment, supplement or modification to, any of the Loan Documents (including reasonable due diligence expense and reasonable travel expenses related to closing), and the arrangement, underwriting, consummation and administration of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Lender (which may include the reasonable allocated cost of in-house counsel), (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of its respective counsel (including the reasonable allocated cost of in-house counsel), (c) to pay, and indemnify and hold harmless Lender from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay the reasonable fees and disbursements of counsel to the Lender incurred in connection with the representation of the Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 8.1.(d) or 8.1. (e), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lender or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

Section 9.3. Setoff.

In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lender or any affiliate of the Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not the Loan and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 8.2., and although such obligations shall be contingent or unmatured.

Section 9.4. Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN THE BORROWER AND THE LENDER WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDER AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTE, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER AND THE LENDER OF ANY KIND OR NATURE.

(b) EACH OF THE BORROWER AND THE LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE NORTHERN DISTRICT OF CALIFORNIA OR, AT THE OPTION OF THE LENDER, ANY STATE COURT LOCATED IN SAN FRANCISCO, CALIFORNIA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWER AND THE LENDER PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOAN, THE NOTE OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER AND THE LENDER EXPRESSLY

SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY DAYS AFTER THE MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE LENDER OR THE ENFORCEMENT BY THE LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 9.5. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or as of the other Loan Documents without the prior written consent of the Lender (and any such assignment or other transfer to which the Lender has not so consented shall be null and void).

(b) The Lender may make, carry or transfer the Loan or any portion thereof, at, to or for the account of, any of its branch offices or the office of an affiliate of the Lender except to the extent such transfer would result in increased costs to the Borrower.

(c) The Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligations owing to the Lender; provided, however, any such participating interest must be for a constant and not a varying percentage interest. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by the Lender of a participating interest to a Participant, the Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower shall continue to deal solely and directly with the

Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement pursuant to which the Lender may grant such a participating interest shall provide that the Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, the Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, the Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loan or portions thereof owing to the Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor from its obligations under the Guaranty. An assignment or other transfer which is not permitted by subsection (d) or (f) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c).

(d) The Lender may, with the prior written consent of the Borrower (which consent shall not be unreasonably with held) assign to one or more banks or other financial institutions (each an “Assignee”) all or a portion of the Obligations and the Lender’s other rights and obligations under this Agreement and the other Loan Documents. Notwithstanding the immediately preceding sentence, the Borrower’s consent shall not be required in the case of an assignment to an affiliate of the Lender or if an Event of Default exists.

(e) In addition to the assignments and participations permitted under the foregoing provisions of this Section, the Lender may assign and pledge all or any portion of its Loan and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loan and Note shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

(f) The Lender may furnish any information concerning the Borrower, any other Loan Party or any of their respective Subsidiaries in the possession of the Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 9.8.

(g) The Lender agrees that, without the prior written consent of the Borrower, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, the Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 9.6. Amendments.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lender may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Lender (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 9.7. Nonliability of Lender.

The relationship between the Borrower, on the one hand, and the Lender, on the other hand, shall be solely that of borrower and lender. The Lender shall not have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Lender to the Borrower, any Subsidiary or any other Loan Party. The Lender does not undertake any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 9.8. Confidentiality.

Except as otherwise provided by Applicable Law, the Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of its respective affiliates (provided any such affiliate shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if an Event of Default exists, to any other Person, in connection with the exercise by the Lender of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate.

Section 9.9. Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Lender and its respective affiliates, parents, directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.6. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loan hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loan; (iv) the Lender’s entering into this Agreement; (v) the fact that the Lender has established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Lender is a creditor of the Borrower and has or is alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Lender is a material creditor of the Borrower and is alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Lender may have under this Agreement or the other Loan Documents; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this clause (viii) that constitute gross negligence or willful misconduct; or (ix) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Lender as successor to the Borrower) to be in compliance with such Environmental Laws.

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d) All out-of-pocket fees and expenses of, and all amounts required to be paid to third-persons by, an Indemnified Party in connection with this Agreement or any of the other Loan Documents shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnified Proceeding, such Indemnified Party shall not settle or compromise any such Indemnified Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

(f) If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrower’s obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 9.10. Termination; Survival.

At such time as the outstanding principal amount of the Loan, all accrued and unpaid interest thereon and all other Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Lender is entitled under the provisions of Sections 3.6., 4.1., 4.4., 9.2., 9.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 9.4., shall continue in full force and effect and shall protect the Lender (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 9.11. Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.12. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 9.13. Patriot Act.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, the Lender hereunder may from time to time request, and the Borrower shall provide to the Lender, the Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for the Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Section 9.14. Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 9.15. Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 9.16. Marshaling; Payments Set Aside.

The Lender shall not be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Lender, or the Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 9.17. Independence of Covenants.

All covenants hereunder (included covenants incorporated herein by reference) shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 9.18. Limitation of Liability.

The Lender shall not have, nor shall any affiliate, officer, director, employee, attorney, or agent of the Lender shall not have, any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Lender or any of the Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 9.19. Entire Agreement.

This Agreement, the Note, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 9.20. Construction.

The Borrower and the Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Lender and the Borrower.

Section 9.21. Existing Credit Agreement Provisions.

(a) Notwithstanding any provision of any Loan Document to the contrary, the Borrower and the Lender hereby agree that after the Agreement Date any effective amendment to, or effective waiver of, (i) the Existing Credit Agreement Representations, (ii) the Existing Credit Agreement Events of Default or (iii) the Existing Credit Agreement Covenants, which has been expressly consented to by the Lender, shall be deemed to be incorporated herein by reference and shall become effective hereunder when such amendment or waiver becomes effective thereunder, without any further action necessary by the Borrower or the Lender. Any such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given. The Borrower agrees to provide promptly the Lender with a copy of such amendment or waiver.

(b) The Existing Credit Agreement Representations (as of the date when made or deemed made hereunder), the Existing Credit Agreement Events of Default and the Existing Credit Agreement Covenants incorporated herein by reference and any definitions or other terms or provisions of the Existing Credit Agreement incorporated herein by reference, will be deemed to continue in effect for the benefit of the Lender until this Agreement has terminated in accordance with its terms, including without limitation, whether or not the Existing Credit Agreement remains in effect or whether or not the Existing Credit Agreement is amended, restated or terminated after the date hereof. For purposes of the foregoing, (i) references in the provisions of the Existing Credit Agreement incorporated herein by reference to (w) the “Borrower” shall refer to the Borrower; (x) to the “Agent”, “Lenders” and “Lender” shall refer to the Lender, (y) to “Material Adverse Effect” shall refer to a Material Adverse Effect and (z) to the “Agreement Date” shall refer to such term as defined in the Existing Credit Agreement; and (ii) the terms “Agreement,” “hereto” and “hereof” when used in the provisions of the Existing Credit Agreement incorporated herein by referenced shall refer to this Agreement.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

PUBLIC STORAGE, INC.

By:	/s/ John Reyes
Name:	John Reyes
Title:	Chief Financial Officer

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of

December 27th, 2006 with Public Storage, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Lender

By:	/s/ Nathan Callister
Name:	Nathan Callister
Title:	VP

Commitment Amount:

$300,000,000